                                                                 EXHIBIT 10.14 B
                                                          CONFIDENTIAL TREATMENT

                              SUPPLY AGREEMENT


         This Agreement dated as of 1/5/96 (the "Effective Date"), by and between Boehringer Mannheim Corporation, an Indiana corporation, having a principal place of business at 9115 Hague Road, Indianapolis, Indiana 46250, (hereinafter referred to as "BMC"), and SpectRx, Inc., a Delaware corporation, 6025A Unity Drive, Norcross, Georgia, 30071, (hereinafter referred to as "SI");

WITNESSETH:

WHEREAS, BMC and SI have entered into a Development and License Agreement dated as of December 2, 1994, and

WHEREAS, said Agreement provisions for the establishment of a Supply Agreement between BMC and SI,

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.0      DEFINITIONS

1.1 "Instrument(s)" shall mean the instrument for screening diabetes as described in the "System Specification Document, Magnum Diabetes Screening Instrument, Project 227" attached hereto (Appendix A) and incorporated by reference, and known to the parties at the time of execution of this Agreement.

1.2 "Affiliates(s)" shall mean, with respect to either party, any corporation, partnership or other business entity that now or in the future controls, is controlled by, or is under common control with, such party. "Control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting interest in, or a fifty percent (50%) or more interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.3 "Manufacturing Documentation" shall mean a package of specifications, drawings and manufacturing instructions [including detailed training by SI] which enable SI or a third party to manufacture the Instrument including, as applicable, software, all software source codes in printout or magnetic media form, software assembly, linkage and validation protocols and software validation results, manufacturing specifications for the Instrument, (service and training information and a set of quality control parameters suitable for use in acceptance testing of the Instrument), as well as all preliminary or working drafts of all such materials, and documentation developed by SI in order to produce such materials.

1.4 "Development Services" shall mean the design and development effort by SI in so far as it is relative to manufacturing equipment, manufacturing processes, goods and services contracted by SI, and associated Manufacturing processes and associated Manufacturing Documentation which may be necessary in order to bring the Instrument into commercial production.

1.5 "Date of Market Introduction" shall mean the later of (a) the receipt and acceptance by BMC of [preproduction quantity to be determined] Instruments meeting the specifications described in Appendix A and approved by BMC, or (b) the sale and shipment of Instruments to an end-user by BMC.

2.0      SUPPLY SERVICES

2.1 SI shall manufacture and sell the Instrument exclusively to BMC and Affiliates for worldwide marketing and selling at prices established by the parties pursuant to paragraph 3.1. Nothing in this Agreement shall prevent BMC from manufacturing or having manufactured, marketing, selling, or otherwise supplying other non- invasive devices on a world-wide basis.

2.2 During the term of this Agreement SI [or a mutually approved contract manufacturer] shall be BMC's sole and exclusive source for the Instrument, provided that (a) SI provides an adequate and timely supply of the Instrument to BMC in accordance with Purchase Orders issued by BMC and accepted by SI, (b) SI maintains the quality assurance level as stated in BMC's Quality Partners Manual and or as may be otherwise agreed to by the parties, in writing, (c) SI follows the most current and pertinent Federal Food and Drug Administration guidelines, meets the requirements of ISO9001:1994, section 4.4 during development, and be in compliance with Good Manufacturing Practices as found in 21 CFR 820 prior to production, and (d) SI's employs reasonably sound cost management practices. SI warrants that it will apply all reasonable resources to its operation in order to attain a certification rating [as defined in BMC's Quality Partners Manual within twenty-four [24] months from the start of Instrument production for sale by BMC. SI further agrees to make available to BMC for purchase, spare parts and or replacement/repair parts for a period of not less than seven [7] years from end of market sales by BMC.

2.3 SI represents that it has or will have, prior to the date of Market Introduction at its Norcross, Georgia facility or other manufacturing facility as may be jointly approved by the parties manufacturing capacity to produce the Instrument in the following minimum annual quantities:

         Date                                      Units per Annum
         ----                                      ---------------
         Market Introduction Date                  BMC's Annual Forecast Volumes, +35%
         One year after Market Introduction Date   BMC's Annual Forecast Volumes, +50%

         NOTE: The quantities stated herein are estimated and are the result of a review of the current business conditions and other information available to BMC at the time the estimate is prepared.
         BMC shall not be obligated to purchase any Instruments except pursuant to purchase orders as described in Section 2.5.





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2.4      In order to facilitate SI's planning of production, and to assist SI in making certain decisions relative to inventory of long lead items, BMC shall submit to SI a non-binding estimate of its requirements of Instruments monthly covering a forward period of not less than twelve
         (12) months. Upon receipt of BMC's estimate, if SI determines that it has insufficient capacity to meet the quantities stated in the estimate, it shall notify BMC within fifteen (15) days of the date of receipt of BMC's estimate that such condition exists, and will present recommendations regarding capacity changes to meet BMCs estimate. BMC shall promptly review SI's notice and schedule a meeting with SI to review the recommendations and reach agreement on a course of action.

         In an effort to reduce lead time, and in accordance with production forecasts provided by BMC under this Agreement, SI agrees to establish an inventory level at its facility [financed by BMC for only the first twelve months of production by SI] of Instrument component parts which have long lead times. The inventory mix and levels will be reviewed quarterly by the parties, and the parties, by mutual agreement, may make changes to the level and the mix. The details of this activity will be negotiated by the parties and will be contained in the blanket order for the first year's supply of Instruments. Also included will be the details of SI's refunding plan employing price discounts on subsequent purchases of Instruments for said financing by BMC.

2.5 During the term of this Agreement, BMC agrees to purchase the Instrument exclusively from SI (see Section 2.2). BMC shall issue purchase orders, containing specific instructions concerning quantity, delivery schedule, invoicing, etc., from time to time for the supply of Instruments. The purchase orders described in this Section 2.5 shall constitute the only authorization for SI to ship Instruments to BMC.

         BMC shall have the right to cancel or make changes to said purchase orders from time to time. SI agrees to use its best efforts to comply with changes. In the event a change in a purchase order causes a significant increase or decrease in SI's costs or time for performance, the parties agree to negotiate in good faith to reach an agreement on an equitable adjustment in the price and time for performance and this Agreement [ subsequent purchase order (s)] shall be supplemented in writing accordingly. BMC agrees to be responsible for all components purchased by SI in response to said purchase orders.

         Notwithstanding the foregoing, BMC may request and SI shall have the ability to respond to changes in existing forecast as follows:

         Current month    +30%
         30-60 days       +60%

         NOTE: The above are considered short term targets and subject to modification by mutual agreement by the parties. Subject to the provisions of the previous sentence, the goal is to respond to all changes in customer demand within 30 days.





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2.6      Prior to releasing the Instrument for production, BMC shall have the right to purchase (at a price negotiated by the parties) from SI up to sixteen (16) pre-production units in order to approve the quality thereof, which approval shall not be unreasonably withheld.

2.7 After BMC has notified SI in writing that the pre-production Instruments manufactured by SI are approved, the Instrument, components, manufacturing process, documentation, sources of supply to SI, etc. shall be frozen. SI shall obtain the written approval of BMC [which approval shall not be unreasonably withheld] prior to making any changes, substitutions, or modifications whatsoever to the Instrument, components, manufacturing process, or Manufacturing Documentation and shall provide notice and perform activities in accordance with Change Notification Protocol which is attached as Appendix B.

2.8 The Instruments shall be supplied and labeled in accordance with BMC-approved packaging specifications. BMC shall prepare the artwork necessary for printing the labels and shall deliver it to SI at mutually agreed upon time intervals prior to the scheduled delivery from SI of the first shipment ordered by BMC. BMC agrees to reasonably recognize SI's efforts with respect to producing the instrument by placing verbiage such as : "Developed by SpectRx, Inc. for Boehringer Mannheim Corporation". BMC at its sole discretion shall set the criteria for said labeling.

3.0      PRICE

3.1 The parties to this Agreement - because the Instrument has yet to be designed and approved - cannot accurately calculate the price of the Instrument. Until said design and manufacturing process have been identified and agreed to, the parties - at this point in time - agree on a formula for calculating the Instrument price.

         The price of the Instrument will be established in accordance with Appendix "C". SI and BMC agree that the volume of instruments purchased by BMC in a given year influences the manufacturing cost. Instead of defining minimum purchase volumes, both parties agree, that using the formula for calculating the price [Appendix "C"], BMC intends to generate sales of the Instrument in sufficient quantity to generate over [*]. This applies assuming regular manufacture by SI and does not include/compensate SI relevant problems, rework, returns, etc. If BMC fails to meet this requirement, BMC can either a] permit SI to manufacture and sell the Instrument to third parties, or b] purchase additional instruments sufficient to meet the sales requirement [*].

3.2 SI, as long as it is the manufacturer of the device, and then successor manufacturers, whether they be BMC or other parties arranged for by BMC pursuant to the Manufacturing License provided for in the Development and License Agreement, will pay, as a cost of manufacturing, to GTRC the license fee provided for in SI's patent license with GTRC.


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.




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3.3      In addition, where a revolutionary improvement (herein defined as a technical improvement which dramatically and radically improves the Instrument) is generated and implemented which provides a cost reduction, the savings will be split as follows:

         Party generating the idea/improvement  =       60% of annual savings;
                                                        balance to other party
         Both parties generate the idea/improvement     Split evenly
                                                        between the parties.

3.4 Terms of payment shall be Net 30; except that during the first year of manufacture of the Instruments, BMC agrees to forward payment within ten days of receipt of said Instruments and corresponding invoice.

4.0      INSPECTION AND QUALITY CONTROL

4.1 Each shipment of Instruments to BMC shall be accompanied by a certificate of SI's Quality Control Department indicating that the Instruments, identified by their serial numbers, contained in the shipment have passed the quality control parameters developed by SI, agreed to in writing by BMC and contained in the Manufacturing Documentation. BMC reserves the right - at such frequency that BMC feels appropriate and upon providing SI with reasonable notice to visit SI's facility [or other third party manufacturer of the Instrument] for the purpose of confirming that SI's quality system and process is in conformance to agreed upon parameters.

         SI shall keep complete reproducible records of all data pertaining to SI's performance under this Agreement and as it relates to individual Instruments for the life of the Instrument. BMC agrees to implement its current warranty card tracking system for the Instruments sold by BMC pursuant to this Agreement.

4.2 Within one (1) month after receipt of Instruments, BMC may conduct its own acceptance inspection thereof in which random samples of the Instruments will be compared with the specifications and Quality Control Procedures, which are a part of the Manufacturing Documentation. In the event such inspection by BMC reveals unacceptable variances from the Quality Control Procedures in the Manufacturing Documentation, BMC shall promptly notify SI (which notice shall specify the manner in which the defective Instruments fail to meet the specifications), and SI shall have thirty (30) days in which to verify the variances. Upon the earlier of (a) verification by SI or (b) the expiration of thirty (30) days from the date of said notice, BMC shall have the right to refuse acceptance of the defective or deficient lots of Instruments and to require, at the option of SI, that said lot(s) be immediately replaced or corrected free of charge. SI reserves the right to cure the defect at BMC or request return of the Instrument to SI facility. SI maintains an option to- at its own expense- make a one hundred percent (100%) inspection of the lots with respect to the defective function.
         However said activity shall not delay the shipment of replacement Instruments to BMC or place BMC in a position of not being capable responding to the demand of its customers. If SI's inspection results in a finding that the Instruments are not defective or deficient, SI shall





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

         immediately notify BMC of the same and shall resubmit the lots for acceptance. The remedies of this paragraph accruing to BMC prior to acceptance of Instruments shall be in lieu of rights accruing under
         Article 5 (WARRANTIES), which shall accrue to BMC after acceptance of Instruments. Failure of BMC to complete the acceptance inspection with respect to a lot within the one (1) month period shall constitute acceptance by BMC of the lot.

5.0      WARRANTIES

5.1 SI warrants to BMC that all Instruments to be supplied hereunder will upon shipment meet the agreed upon specifications, will be free from defects in materials and workmanship, and will be property packed and labeled; provided, however, in respect of defects in materials and workmanship, and in respect of packaging and labeling, should a matter be covered by the specifications, the specifications will control. This warranty shall apply for a period of twenty-four (24) months after the date of shipment by SI, or twelve [12] months from date of installation with the end user, whichever occurs first. SI shall satisfy this warranty requirement by repairing or replacing [at no charge to BMC] each defective Instrument returned to it prior to the expiration of the warranty period. All repair or replacement in accordance with this Section 5.1 shall be in accordance the "Instrument Loaner Program/Customer Service Procedure dated 11/01/95" attached hereto as Appendix D and incorporated by reference. SI shall not be liable for loss or damages arising out of misuse of the Instrument by BMC, its agents or customers.

5.2 After the initial warranty period, SI agrees to replace failed Instrument bulbs (if any) for a period of five (5) years from the date of installation. SI shall bill BMC for the cost of the replacement at SI's cost.

5.3 SI shall conduct a failure analysis as required by U.S. Food and Drug Administration ("FDA") regulations, i.e. 21 CFR parts 820.115 and
         820.198 (b) with respect to defective Instruments returned to it under paragraph 5.1. Such analysis shall be conducted promptly upon receipt by SI of the subject Instruments and a results report shall be returned to BMC no later than forty-five (45) days after SI's receipt of the defective Instrument(s).

5.4 SI shall be liable for and shall indemnify, defend and hold BMC harmless against any and all claims, suits, proceedings, recoveries, and damages, including but not limited to costs and expenses of total or partial Instrument recall, whether initiated voluntarily by BMC and agreed to by SI [said agreement shall not be unreasonably withheld], or at the direction of the FDA, (collectively "Claims") arising out of, based on, or caused by defects in material, workmanship, but in no event shall [i] SI be liable for or be required to indemnify BMC for or hold it harmless from any claims arising in whole or in part from or based on, or caused by defects or deficiencies in any features of the Instrument designed by BMC or its affiliates, any component of the Instrument designed by BMC or the literature supplied by BMC for use with the Instrument, or claims made by BMC or its agents, [ii] SI be liable to BMC or any person for any loss or damage to the extent caused by any misuse of the Instrument or reliance upon the Instrument in respect of the issuance of any medical opinion, [iii] SI be liable to





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


         BMC or any person for any implied warranties for merchantability of fitness for a particular purpose or any express warranties other than those provided for in this Agreement. ["Excluded Claims"]. BMC agrees to incorporate in its documentation to its customers that its warranty for product liability will not exceed the repair or replacement of the Instrument or the return of the price thereof. SI shall promptly notify BMC of any situation which may affect a decision to recall the Instrument, however, BMC shall have the final authority to institute a voluntary recall, which authority shall not be exercised unreasonably. Notwithstanding the foregoing, in no event shall SI be liable to BMC or any other person for any incidental or consequential damages arising from or in any way connected with the purchase or use of product.

         Except for excluded claims [as defined herein], SI shall indemnify, defend and hold BMC harmless from any and all claims, demands, actions and causes of action against BMC in connection with any and all injuries, damages or liabilities of any kind whatsoever directly or indirectly attributed to manufacture of the Instrument or component deficiencies or defects. This indemnification obligation shall include, without limiting the generality of the foregoing reasonable attorney's fees, and other costs or expenses incurred in connection with the defense or settlement of any and all such claims, demands, actions or causes of actions.

5.5 SI will indemnify and hold BMC harmless from and against any claims, actions or demands (including, without limitation, attorney's fees, interest and penalties) based upon the alleged infringement of any patent or other intellectual property rights now or hereafter existing, provided, however SI shall have no such obligation with respect to Excluded Claims. SI shall have the right to defend at its expense any suits other than Excluded Claims alleging that the manufacturing process infringes any patent, copyright or other intellectual property rights. If action is commenced or a claim is made against BMC with respect to alleged infringement, BMC shall, if a claim in respect thereof is to be made against SI under this paragraph 5.5, notify SI in writing of the commencement thereof, in which case
         (a) SI shall be entitled to participate therein in the name of BMC and shall be entitled to assume the defense thereof with counsel who shall be reasonably satisfactory to BMC, and (b) BMC shall on request of SI cooperate in the defense of such action. SI shall notify BMC promptly in writing of its intention not to defend a claimed infringement and BMC may at its option and expense proceed to defend said infringement. Further, in response to notification by BMC to SI that said claim or action is commenced, SI shall promptly initiate efforts to:

         1] secure permission to continue the manufacture and supply of Instruments to BMC, or
         2] provide an Instrument which is non-infringing yet still meets the agreed upon BMC requirement as contained in this Agreement, or
         3] provide BMC with other suitable alternatives which permits BMC to sustain product support and supply in the marketplace.

5.6 BMC will indemnify and hold SI harmless from any and all claims, demands, actions or causes of action against SI, in connection with any and all injuries, losses damages or liability of any kind whatsoever directly or indirectly attributed to features of the Instrument designed





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

         according to BMC's or its Affiliates' instructions or directions or any omission or misstatement in the literature supplied by BMC for use with the Instrument. This indemnification obligation shall include, without limiting the generally of the foregoing, reasonable attorney's fees and other costs or expenses incurred in connection with the defense or settlement of any such claim, demand, actions, or causes of action. Notwithstanding the foregoing, in no event shall BMC be liable to SI or any other person for any incidental or consequential damages arising from or in any way connected with the purchase or use of product.

5.7 BMC & SI agree in conjunction with their obligations under this Agreement to avoid knowingly designing and/or developing any item that infringes any patent of a third party. If either party becomes aware of any such infringement during the course of performing hereunder, it will notify the other party promptly in writing.

6.0      CONFIDENTIALITY REPRESENTATION CONCERNING EMPLOYEES

6.1 All information identified as confidential and received by one party from the other under this Agreement shall be subject to the obligations of confidentiality set out in the Development and License Agreement between SpectRx, Inc. and BMC.

         It is understood that disclosure of any information by one party to the other under this Agreement shall in no way be considered as a grant of any right or license to the receiving party to use such information except for assistance in developing the Instrument and the evaluation of the Instrument undertaken by BMC during the term of this option and any extension hereof.

6.2 No news release, advertisement, public announcement, denial or confirmation of same, of any kind regarding any part of the subject matter of this agreement shall be made by one party without the prior written approval of the other party.

6.3 Upon termination or expiration of this Agreement, the parties agree to promptly return all written or descriptive matter, including but not limited to drawings, blueprints, descriptions, or other papers, documents, tapes, or any other media which contains such Confidential Information which is the property of and or proprietary to the other party. In the event of a loss of any item containing such Confidential Information, the party claiming said loss will promptly notify the other party in writing.

7.0      EMPLOYEES

7.1 Personnel assigned by SI to perform services under this Agreement will be employees of SI and will not for any purpose be considered employees or agents of BMC. SI assumes full responsibility for the actions of such personnel while performing services hereunder and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like.

7.2 Personnel assigned by BMC to perform services under this Agreement will be employees of BMC and will not for any purpose be considered employees or agents of SI. BMC assumes full responsibility for the actions of such personnel while performing services under this agreement as well as promotion, distribution and any sales activities with respect to the Instrument and BMC shall be solely responsible for their daily supervision, daily direction and control, payment of salary (including withholding of income taxes and social security), workers compensation, disability benefits and the like.

8.0      CHANGES

8.1 Either party may request, in writing, changes to the work scope or to the manufacturing or design specifications for the Instrument. The party receiving the request for the change shall submit within a reasonable time a report to the other party setting forth its best judgment as to the probable effect on the supply services and their costs. Neither party shall proceed with any changes without the prior written consent of the other.

8.2 Cost reduction activity: The parties agree to adopt and implement TQM and continues improvement tenets designed to reduce costs, lead times and improve response times. The parties agree to cooperate in an ongoing effort designed to reduce the total cost of the Instrument. Such efforts include but are not limited to: supply route efficiencies, cycle time reduction, economies of scale, process improvements (properly approved by the parties), etc. Action may be initiated by either party, but cannot be implemented without the approval of the other party. The extent to which cost reduction benefits are to be shared by the parties shall be the result of good faith negotiations between the parties. Further, SI shall implement a continuous improvement process which will enable SI to eliminate waste and reduce cost.

9.0      TERM, TERMINATION AND CANCELLATION

9.1 Unless terminated pursuant to the terms hereof, the term of this Agreement shall be coincident with the term of the Development and License Agreement between BMC and SI dated as of December 2, 1994. Upon termination of this Agreement, the status of all purchase orders outstanding at the date of termination shall be reviewed and the parties shall resolve any termination costs through good faith negotiations. BMC shall purchase from SI, at SI's cost, any components purchased by SI in response to purchase order releases issued by BMC if SI is unable to use or sell such components. The parties further agree that in the event of termination of this Agreement, all confidential information, documents, materials, tools, etc. which are the property of either party shall be promptly returned to such party.

9.2 Either party may terminate this Agreement by written notice in the event [i] the other party materially breaches this Agreement and does not cure such breach with thirty (30) days of written demand for cure; "material breach" includes, but is not limited to, a breach of covenants in Section 2.2 of this Agreement, or [ii] by written notice upon the liquidation or bankruptcy of, or an assignment for the benefit of creditors of, or a declaration of insolvency by, the other party. Termination of this Agreement pursuant to this Section 9.2 shall not





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

         constitute a termination of the Development and License Agreement nor the Marketing License granted thereunder. In the event of termination of this Agreement by BMC pursuant to this Section, BMC shall be deemed to have acquired the Manufacturing License described in the Development and License Agreement effective upon such termination.

9.3 Notwithstanding the foregoing and as part of risk management practices, within twenty-four (24) hours of initial production, SI shall place a complete and updated set of Manufacturing Documentation and know-how in escrow. Said escrowed documentation and know-how shall be sufficient such as to maintain BMC as an alternative source of Instruments capable of supplying the Instruments to meet BMC's needs.

         In the event this Agreement is terminated and BMC retains the Manufacturing License, or in the event SI cannot manufacture for ninety [90] days because of an event of force majeure, BMC shall have full, complete and unrestricted access to [including physical possession of] the said Manufacturing Documentation residing in escrow. SI agrees to provide all reasonable resources [including all tooling] to render BMC fully qualified in all respects to supply Instruments with the same specifications, and manufacturing criteria and under the same regulatory and quality standards as if manufactured by SI. BMC will receive from SI a maximum of five hundred [500] hours of training and BMC will supply reasonably competent manufacturing and technical personnel who will be trained by SI to support production of the Instrument.

10.0     GENERAL PROVISIONS

10.1 The rights and obligations of Articles 5 (WARRANTIES), and 10 (GENERAL PROVISIONS) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns. Neither party may assign this Agreement (except to an Affiliate) without the consent of the other, which consent shall not be unreasonably withheld.

10.2 SI and BMC shall do all things necessary to comply with all applicable Federal, State and local laws, regulations and ordinances, including but not limited to the Regulations of the United States Department of Commerce relating to the export of Technical Data, insofar as they relate to the services to be performed under this Agreement. SI shall obtain any required government documents and approvals in the event of SI export of Instruments manufactured for BMC affiliates hereunder and for any technical data disclosed to SI by BMC. SI will not be the exporter of record for exports to BMC customers. SI agrees to maintain or contract with [as provided herein] an FDA approved facility which is operated in compliance with Good Manufacturing Practices, to be found in 21 CFR 820. SI will provide documentation that such facility complies with FDA published guidelines (as defined in 21 CFR 10.90b) and upon request by BMC demonstrate compliance.

10.3 Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as





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         long as the condition constituting such force majeure continues, plus fifteen (15) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:
         Causes beyond the control of SI or BMC including, without limitation, regulations, laws or acts of any government, delays by exporting agency, destruction of production facilities or material by fire, or failure of public utilities or common carriers or embargo.

10.4 This Agreement, its appendices and the Development and License Agreement embody the entire understanding and agreement among the parties and supersede all previous negotiations, representations, writings and agreements, written or oral, with respect to the development and sale of the Instrument. This Agreement shall in no way preclude SI or BMC (or any of their affiliates) from entering into any agreements in the future which are not specifically limited or precluded hereunder.

10.5 All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

                 To BMC:  Boehringer Mannheim Corporation
                          9115 Hague Road
                          Indianapolis, IN 46250
                          Attn: President, Patient Care Systems Division

                 To SI:   SpectRx, Inc.
                          6025 A Unity Drive
                          Norcross, Georgia 30071
                          Attn: Contracts Administration

10.6 Dispute Resolution. (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiations between representatives who have authority to settle the controversy. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within thirty days after delivery of such notice, representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty days of the disputing party's notice, or if the parties fail to meet within thirty days, either party may initiate mediation of the controversy or claim as provided in clause (b) of this Section. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. (b) If the dispute has not been resolved by negotiation, the parties shall endeavor to settle the dispute by mediation, non-binding arbitration, or other appropriate means for a period of at least sixty days before resorting to litigation. The procedures specified in this Section 10.6 must be followed before either party may seek judicial relief;

         provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 10.6. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section
         10.6 are pending, and the parties shall take such action, if any, required to effectuate such tolling.

10.7 In the case of conflict between the general terms and conditions of a BMC issued purchase order, or of an SI acceptance of a BMC purchase order, and this Agreement the terms and conditions of this Agreement shall take precedence unless otherwise agreed in writing by the parties.

10.8 SI shall make its records and facilities involved in the performance of this Agreement available to BMC personnel at reasonable and mutually convenient times during normal business hours for audit purposes and shall take any reasonable actions required by BMC to facilitate such audit.

10.9 SI shall not utilize the exterior design (including the mechanical design and the industrial design) of the Instrument for any other purpose (device, application, etc.) without the prior written consent of BMC. BMC shall pay all costs of the mechanical design and industrial design, and fifty (50) percent of the nonrecurring tooling charges up to a maximum of $25,000, actually incurred by SI for the exterior of the Instrument. BMC acknowledges that SI is under no restriction for the use of the design of the interior of the Instrument in any area outside of that licensed exclusively to BMC.

10.10 No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by duly authorized representative of each of the parties.

10.11 SI agrees that, during the term of the Agreement, it will not enter into any agreement to develop or manufacture a non-invasive diabetes detection instrument using the same or similar technology as employed in the Instrument other than with BMC Affiliate(s).

         Further, SI represents and warrants that it is under no obligation, nor will it assume any obligation, which would in any way interfere with or be inconsistent with or present a conflict or interest with the services to be furnished by SI under this Agreement.

10.12 This Agreement shall be construed according to the laws of the State of Georgia. Venue for any litigation under this Agreement shall be state court, Gwinnett County, Georgia.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.


BOEHRINGER MANNHEIM CORPORATION                 SPECTRX, INC.


/s/ Kent M. Kost                                /s/ Mark A. Samuels
-------------------------------                 ------------------------------

Name  Kent M. Kost                              Name  Mark A. Samuels
     --------------------------                      -------------------------

Title  Head, Supply Services                    Title  President & CEO
     --------------------------                      -------------------------

                                 APPENDIX A


1) System Specification Document, Magnum Diabetes Screening Instrument, Project 227, dated October 18, 1995 (or as revised from time to time and mutually agreed to by the parties).

                                 APPENDIX B


1)       Manufacturing Partner Notification/Approval Process dated August 16,
         1994.

                                 APPENDIX C


Pricing:

In accordance with the provisions of Section 3.0 of this Agreement, the parties agree that the unit price for the Instrument shall be fixed for twelve [12] month periods and shall be calculated using the below indicated tabulation (linear relationship).


Cost of Goods Sold          Gross Margin        Unit Price
[*]                         [*]                 [*]
[*]                         [*]                 [*]
[*]                         [*]                 [*]
[*]                         [*]                 [*]
[*]                         [*]                 [*]
[*]                         [*]                 [*]

If the Cost of Goods Sold exceeds [*], then SI and BMC will renegotiate the Gross Margins.

Price for the Instrument shall not exceed [*]
**estimated until the final specifications and manufacturing process/costs are defined.

Approximately three (3) months prior to the end of the initial (or current) twelve month period, the parties shall review the Cost of Goods Sold components (material, labor, and overhead). Upon review the parties shall explore the impact of the following on the components: learning curve, economies of scale, labor optimization, material savings and/or increases, alternate sourcing, inventory financing adjustment recoup, etc., and negotiate the Cost of Goods Sold amount for the next twelve month period. The above tabulation, adjusted to reflect inflation in accordance with the following paragraph, will then be used to calculate the unit price.

The Cost of Goods Sold figures provided for in the above tabulation, and in turn the corresponding Unit Prices, are subject to adjustment at the end of each twelve month period (referred to above) for changes in the Producers Price Index. The Cost of Goods Sold figures in the above tabulation shall be increased or decreased on the date of each adjustment by an amount equal to the product obtained by multiplying the Cost of Good Sold figures from the tabulation by the percentage increase or decrease, if any, in the then Producers Price Index applicable at the commencement of such twelve month period. "Producers Price Index" with respect to a particular date means the most recently published Producers Price Index, by the United States Department of Labor, Bureau of Labor Statistics. Should publication of such index cease, such term shall mean such alternate index as the parties shall reasonably determine most closely approximates said Producers Price Index. As noted above, if the Cost of Good Sold exceeds [*] (regardless of changes in the Producers Price Index) then SI and BMC will renegotiate the Gross Margins.



[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

FOR EXAMPLE PURPOSES ONLY

If the Cost of Good Sold figure agreed to by the parties during Period A (twelve month period) is [*], the parties will set the Unit Price for the next twelve month period (Period B) as follows:

1) The parties will negotiate the Cost of Good Sold figure for the next twelve month period (see second paragraph of this Appendix). For purposes of this example assume the parties agree on a Cost of Good Sold figure of [*].

2) The tabulation for Period A shall be adjusted to reflect changes in the Producer Price Index. For purposes of this example assume the index rose one percent. The tabulation for Period B would be as follows:



         Cost of Goods Sold            Gross Margin     Unit Price
         -----------------------------------------------------------------------
              [*]                      [*]              [*]
              [*]                      [*]              [*]
              [*]                      [*]              [*]
              [*]                      [*]              [*]
              [*]                      [*]              [*]
              [*]                      [*]              [*]

3) The Cost of Good Sold figure from #1 is applied to the table to determine the Unit Price for the next twelve months. Based on this example [*] the Gross margin would be [*] and the Unit Price would be [*].


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                 APPENDIX D


1)       Instrument Loaner Program/Customer Service Procedure dated 11/01/95